Exhibit 99.9

	FOR:	Home Products International, Inc.

	APPROVED BY:	James R. Tennant, Chairman & CEO
Home Products International, Inc.
FOR IMMEDIATE RELEASE		(773) 890-1010

	CONTACT:	Investor Relations:
James Winslow, Executive VP & CFO
Home Products International, Inc.
(773) 890-1010

HOME PRODUCTS INTERNATIONAL, INC.

TO BE ACQUIRED FOR $2.25 PER SHARE IN CASH

Chicago, IL, October 29, 2004 – Home Products International, Inc. (the Company or Home Products) (Nasdaq SmallCap: HOMZ), a leader in the housewares industry, announced today that it has entered into a definitive acquisition agreement under which it will be acquired for $2.25 per share in cash.

The acquirer is Storage Acquisition Company, L.L.C., whose members are EGI-Fund (02-04) Investors, L.L.C; an affiliate of Triyar Capital, LLC; Joseph Gantz (a former director of Home Products); and Walnut Investment Partners, L.P. (an affiliate of Mr. Gantz). Mr. Gantz and affiliates of EGI Fund (02-04) own shares representing approximately 8% of the Company’s outstanding common stock.

Under the acquisition agreement, if specified conditions are met, Storage Acquisition Company will make a tender offer for all outstanding shares of the Company’s common stock, subject to a minimum tender of 80% of all of the outstanding shares not held by Storage Acquisition Company or its affiliates (not giving effect to any options or warrants). The tender offer, which is to be commenced by November 11, 2004, will also be subject to other customary conditions. The tender offer is not conditioned on any agreement with any holder of the 9 5/8% senior subordinated notes due 2008.

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A special committee of independent directors of Home Products represented the Company in negotiating the acquisition agreement. The special committee unanimously recommended that the Company’s board of directors approve the acquisition agreement, and the board of directors accepted this recommendation and is recommending that the stockholders of the Company accept the tender offer when it is made.

The special committee was advised by Katten Muchin Zavis Rosenman as legal counsel, and received an opinion from the investment banking firm Mesirow Financial that the per share consideration of $2.25 in cash is fair, from a financial point of view, to the holders of Home Products common stock.

Before entering into the acquisition agreement with Storage Acquisition Company, the Company terminated its merger agreement with JRT Acquisition, Inc., an entity formed by James R. Tennant, the Company’s chairman and chief executive officer. The special committee determined that the $2.25 per share acquisition proposal from Storage Acquisition Company represented a superior company proposal under the JRT Agreement.

Under the acquisition agreement, holders of options under the Home Products’ stock option plans who enter into cancellation agreements prior to the purchase of shares in the tender offer will be entitled to a cash payment equal to the excess of the $2.25 offer price over the option exercise price for each share issuable under these options.

The acquisition agreement does not provide for any transaction (such as a merger or stock split) to follow the completion of the tender offer. Accordingly, the Company’s stockholders whose shares are not purchased in the tender offer will retain their shares. Depending on the number of such stockholders, the Company may or may not be eligible to terminate its status as a

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mandatory filer of annual and periodic reports with the SEC. Storage Acquisition Company has informed the Company that it intends to cause the Company to terminate that status after the completion of the tender offer, if it is eligible to do so. Even if that status is terminated, the Company will continue to be required to file certain reports with the SEC under Home Products’ indenture governing its 9 5/8% senior subordinated notes due 2008. However, the Company will not be subject to other SEC requirements if such status is terminated, including provisions enacted in the Sarbanes-Oxley Act. Whether or not such status is terminated, Storage Acquisition Company has advised the Company that, following the completion of the tender offer, it intends to cause the Company to voluntarily terminate the listing of its common stock on the NASDAQ SmallCap market, which will result in significantly reduced liquidity for any shares that continue to be held by stockholders other than Storage Acquisition Company.

Under the acquisition agreement, upon the first acceptance of tendered shares for payment in the tender offer, the Home Products board will be reconstituted to consist solely of designees of Storage Acquisition Company. Storage Acquisition Company has entered into a voting agreement and irrevocable proxy under which Mr. Gantz (who was a director of the Company at the issue date of the senior subordinated notes and, accordingly, is a “permitted holder” under the Company’s note indenture) will be entitled to designate a majority of those designees as well as a majority of the board at every director election thereafter. As a result of the voting rights granted to Mr. Gantz, and the other terms and conditions of the transaction, the Company does not believe that the rights of noteholders to require a repurchase of their notes upon a change of control will be triggered.

The Company will file a copy of the acquisition agreement on Form 8-K with the SEC shortly.

HPI: Announces Acquisition Agreement	Page 4

This announcement is neither an offer to purchase nor a solicitation to sell securities. The tender offer for the shares of Home Products common stock described in this press release has not commenced. In connection with the acquisition agreement, Storage Acquisition Company and its investors will be filing a Tender Offer Statement on Schedule TO, an Offer to Purchase, and related materials, and the Company will be filing a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC. Investors and stockholders of the Company are advised to read the Schedule TO, the Offer to Purchase and Schedule 14D-9 when they become available, and any other relevant documents filed with the SEC, because they will contain important information regarding the proposed tender offer. The Offer to Purchase and Schedule 14D-9 will be mailed to the Company’s stockholders. Investors and stockholders may also obtain a free copy of the Schedule TO, Offer to Purchase and Schedule 14D-9 (when available) and other documents filed by the Company with the SEC, at the SEC’s web site at http://www.sec.gov.

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.

NOTE: This press release contains forward-looking statements regarding Home Products International, Inc. that are subject to risks, uncertainties and assumptions, including those identified below, as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include, but are not limited to, the risk the tender offer will not be consummated because the conditions thereto are not satisfied, as well as risks and uncertainties associated with the Company’s operating results and prospects. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

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